News Release	Contact:
Shareholders:
Kevin Howley
617.385.9517
kevin.howley@columbiathreadneedle.com

Media:
Liz Kennedy
617.897.9394
liz.kennedy@ampf.com

TRI-CONTINENTAL CORPORATION

HOLDS 86th ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, Minn., April 18, 2016 – Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today held its 86th Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in accordance with the recommendations of the Corporation’s Board of Directors (the “Board”) on each of the two proposals at the Meeting.

Stockholders elected three Directors at the Meeting. Messrs. William P. Carmichael and William F. Truscott and Ms. Minor M. Shaw were each elected as Director for a term that will expire at the Corporation’s 2019 Annual Meeting of Stockholders. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2016.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by contacting your financial advisor or Columbia Management Investment Services Corp. at 800-345-6611 or visiting www.columbiathreadneedleus.com. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation. There is no guarantee that the Corporation’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

The net asset value of the Corporation’s shares may not always correspond to their market price. Shares of closed-end funds frequently trade at a discount from their net asset value. The Corporation’s share price may be adversely affected if the market value of its portfolio securities falls, fails to rise, or fluctuates due to factors affecting a single issuer, sector of the economy, industry or the market as a whole.

Columbia Threadneedle Investments is the global brand name of the Columbia and Threadneedle group of companies.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2016 Columbia Management Investment Advisers, LLC. All rights reserved.

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© 2016 Columbia Management Investment Advisers, LLC. All rights reserved.